Exhibit 99.1

News Release
Contact:
GSI Commerce, Inc.	e-Dialog
Corporate Marketing	Jean Borgman
610.491.7474	508.451.5944
Fax: 610.265.2866	jborgman@e-dialog.com
news@gsicommerce.com

GSI Commerce to Acquire e-Dialog

Acquisition Expands Size and Scope of GSI’s Interactive Marketing Services Capabilities in U.S. and Europe; e-Dialog to Operate as Stand-Alone Subsidiary

KING OF PRUSSIA, Pa., and LEXINGTON, Mass., Jan. 24, 2008 – Leading e-commerce and multi-channel solutions provider, GSI Commerce Inc. (Nasdaq: GSIC) today announced it has signed a definitive agreement to acquire e-Dialog Inc., a Lexington, Mass.-based market-leading provider of advanced e-mail marketing services and solutions to more than 100 blue-chip companies in the U.S. and Europe. The acquisition will significantly expand the breadth and depth of GSI’s interactive marketing services capabilities, its reach into existing and new vertical markets, and its growing European presence. e-Dialog will benefit from GSI’s large scale and market-leading position in e-commerce and multichannel services.

“e-Dialog is a high-performing company with a promising growth trajectory and is a perfect strategic, geographic and financial fit for GSI. We see the market demanding more sophisticated marketing services every day and have made it an imperative at GSI to provide our partners with robust and advanced services like e-Dialog’s,” said Michael G. Rubin, chairman and CEO of GSI Commerce®. “We are really excited to expand GSI capabilities in this area. We believe e-mail marketing has highly attractive fundamentals, which is evidenced by the strength and impressive projected growth of the industry. According to the Direct Marketing Association, e-mail offers online marketers the highest rates of ROI compared to any other marketing channel, and with a 25 percent increase in spending expected in 2008 it is set to drive nearly $27 billion in sales. This makes it an integral component of a balanced marketing program – one we believe is less influenced by downturns in the economy.

“After a broad evaluation of the industry we found e-Dialog to have the strongest services capabilities and most sophisticated technology,” continued Rubin. “And like GSI, they demonstrate a true passion for adding strategic value to their clients’ marketing programs — beyond technology solutions alone. We have complete confidence that integrating e-Dialog’s solutions with our e-commerce technology platform will help our partners bring their e-marketing efforts to the next level and drive increased growth and partner satisfaction.”

Under the definitive agreement, which has been approved by the boards of directors of both companies and the shareholders of e-Dialog, GSI will acquire privately held e-Dialog for $157 million, including cash of $147.8 million and restricted shares of GSI Commerce valued at $9.2 million. In addition, GSI Commerce will be obligated to make an additional cash payment of $750,000 in fiscal 2009 if net revenue targets are achieved in fiscal 2008.  The portion of consideration that is restricted shares of GSI Commerce will go entirely to e-Dialog employees, including its senior management. The acquisition is expected to close within 30 days and is subject to customary closing conditions and expiration or termination of the waiting

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period under the Hart-Scott-Rodino Antitrust Improvements Act. Following the close, e-Dialog will operate as a wholly owned subsidiary of GSI, remaining operationally intact and retaining such assets as its brand name, offices, and employees.

“After nearly 10 years of building e-Dialog to be a leading, service-oriented e-mail marketing solutions provider in the U.S. and Europe, it is the right time to move the company to its next stage by joining GSI Commerce,” commented John Rizzi, president and CEO of e-Dialog. “As an independent operating unit of GSI we will continue our focus on being a leading e-mail marketing solutions provider and driving our clients to achieve exceptional performance in this channel. Our clients will also benefit from GSI’s experience in other marketing services such as search, affiliate marketing, and Web site creative services.  Overall this is a perfect fit because our e-commerce and e-mail marketing service offerings complement one another so seamlessly and with almost no overlap, requiring minimal material changes to our businesses and allowing us to focus 100 percent on continued growth.”

Founded in 1997, with offices in Lexington, Mass., Seattle, New York City and London, e-Dialog is a proven leader among e-mail marketing solutions providers. e-Dialog was named a leader in the December 2007 Forrester Wave: Email Marketing Service Providers, Q4 2007, and received the highest combined score for top performing e-mail marketing providers among service-oriented ESPs based on business value and market suitability from JupiterResearch in 2005 and 2006. GSI’s acquisition of e-Dialog highlights the valuable relationship between e-commerce and e-mail, and offers marketers ample opportunity to capitalize on the promise of more closely aligned efforts. Promotional e-mail messages influence roughly one-half of online purchases,1 which are projected by JupiterResearch to reach $171 billion in 2011. Further, Jupiter has determined that when e-mail is integrated with Web clickstream data, marketers can generate nearly four times more revenue compared with marketers using broadcast mailings.2

“We’ve worked with both e-Dialog and GSI separately for many years and we are thrilled to see them coming together. We look forward to enhancing our efforts as a result,” said Bob O’Keefe, senior director, NFL Direct. “From a partner perspective, it makes complete sense for our e-commerce and e-mail efforts to be closely coordinated so we can harness important insight to make our marketing more effective and drive long-term profitable relationships with our fans.”

On a trailing 12-month basis through Sept. 30, 2007, e-Dialog recorded net revenue, income from operations and adjusted EBITDA of approximately $33.9 million (+59 percent year-over-year), $5.2 million (+151 percent year-over-year) and $6.5 million (+112 percent year-over-year), respectively. Adjusted EBITDA equals income from operations plus $1.3 million of depreciation and amortization expense.

“e-Dialog has long been a respected and important company in our portfolio,” commented Jim Matheson, general partner of Flagship Ventures. “The management team started with a vision of building a world-class company that would redefine the technology-enabled marketing services industry and, over the past eight years, never wavered from this mission. They executed flawlessly and relentlessly, with superior results evidenced by broad industry praise, an envious stable of blue-chip clients in the U.S. and Europe and now this significant transaction with GSI Commerce.  We’re honored to have been part of the e-Dialog team and have complete confidence in their continued success.”

Gridley & Company LLC served as the exclusive financial advisor to GSI in the transaction and Skadden Arps served as legal advisor to GSI. Jefferies & Co. served as the exclusive financial advisor to e-Dialog in the transaction and Ropes & Gray served as legal advisor to e-Dialog.

1 US E-mail Marketing Consumer Survey, 2006: E-mail Marketing Attitudes and Behavior  (JupiterResearch, February 2007)
2 The Road to Relevance: Improving Campaign Results Through Targeting  (JupiterResearch, January 2007)

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Conference Call Today

GSI Commerce has scheduled a conference call for 10 a.m. EST today to discuss the company’s preliminary fiscal year 2007 operating results, preliminary fiscal year 2008 guidance and its agreement to acquire e-Dialog.

Live Conference Access:
•	Phone – Dial 1-800-659-1942, passcode 12656761 by 9:45 a.m. EST today.
•
Web – Go to http://www.gsicommerce.com, and click on the Webcast tab provided, or go to http://www.streetevents.com, where the conference call will be broadcast live. Please allow at least 15 minutes to register, download and install any necessary audio software.

Conference Replay:
•	Phone – Dial 1-888-286-8010, passcode 55423199. The replay will be available one hour after the completion of the call and remain available through Feb. 12.
•	Web – Go to http://www.gsicommerce.com, and click on the Webcast tab provided. Access will remain available through Feb. 12.

Non-GAAP Financial Measures

In this release and on the conference call, we present the non-GAAP financial measure adjusted EBITDA for e-Dialog. This non-GAAP measure is not intended to be considered in isolation of, as a substitute for, or superior to GAAP financial information. We have included a reconciliation in the body of this release of this non-GAAP measure to the nearest GAAP measure.

We use adjusted EBIDTA for financial and operational decision making and as a means to evaluate our performance and the performance of e-Dialog. In our opinion, this non-GAAP measure provides meaningful supplemental information regarding e-Dialog’s performance. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and the performance of e-Dialog and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as to the operating results of comparable companies. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to a key metric used by management in its financial and operational decision making and (2) it is used by institutional investors and the analyst community to help them analyze the health of our business.

We define adjusted EBITDA as income from operations excluding stock-based compensation, depreciation and amortization expenses and acquisition-related integration expenses. We consider adjusted EBITDA to be a useful metric for management and investors because it excludes certain non-cash and non-operating items. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when valuing equity awards under SFAS 123R, we believe that viewing income from operations excluding stock-based compensation expense allows investors to make meaningful comparisons between our operating performance and those of other businesses. Because we are growing rapidly and operate in an emerging and rapidly changing industry, we believe that our level of capital expenditures and consequently the level of depreciation and amortization expense relative to our revenues could be meaningfully greater today than it will be over time. As a result, we believe it is useful supplemental information to view income from operations excluding depreciation and amortization expense as it provides a potential indicator of the future operating margin potential of the business. We believe the exclusion of acquisition-related integration expenses permits evaluation and a comparison of results for on-

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going business operations, and it is on this basis that management internally assesses the company's performance.

About GSI Commerce
GSI Commerce® is a leading provider of e-commerce and multichannel solutions that enable retailers, branded manufacturers, entertainment companies and professional sports organizations to operate e-commerce businesses. We provide solutions for our partners through our integrated e-commerce platform, which is comprised of four components: technology, customer care, fulfillment and marketing services. We provide e-commerce solutions for approximately 85 partners.

About e-Dialog
Established in 1997, e-Dialog is a proven provider of precision e-mail marketing solutions. Through a unique combination of marketing intelligence and relevance enabling technologies, e-Dialog enables some of the world’s most recognized brands, such as American Eagle Outfitters, Avis, Boots, BMG Music Service, British Airways, CBS, Dell, FT.com, Hewlett Packard EMEA, Nintendo, the NFL, Reuters, the Royal Bank of Scotland group of companies, and The TJX Companies to maximize long-term customer value with contextually targeted communications. The company’s service offerings empower large, multifaceted companies like these to enhance permission-based e-mail marketing efforts through fully integrated, cross-channel communications, including dynamically printed direct mail, RSS and mobile messaging.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements made in this release, other than statements of historical fact, are forward-looking statements. Specifically, statements regarding the expected timing of the closing of the acquisition, the ability of GSI Commerce Inc. and e-Dialog Inc. to close the acquisition, the expected benefits of the acquisition, the expected performance and features of e-Dialog products services and any GSI Commerce and e-Dialog combined products and services, the expected integration-related operating and capital expenditures, and the expected impact of the acquisition on the GSI’s financial results are forward-looking statements.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “opportunity,” “continue,” “project,” “forecast,” “confident,” “prospects,” “schedule” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of GSI Commerce. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect GSI Commerce’s business, financial condition and operating results include the risk that the planned acquisition may not close on the term agreed upon or at all, risks related to the acquisition, including unanticipated liabilities and expenses, the effects of changes in the economy, consumer spending, the financial markets and the industries in which GSI Commerce and its partners operate, changes affecting the Internet and e-commerce, the ability of GSI Commerce to develop and maintain relationships with strategic partners and suppliers and the timing of its establishment, extension or termination of its relationships with strategic partners, the ability of GSI Commerce to timely and successfully develop, maintain and protect its technology, confidential and proprietary information, and product and service offerings and execute operationally, the ability of GSI Commerce to attract and retain qualified personnel, the ability of GSI Commerce to successfully integrate its acquisitions of other businesses and the performance of acquired businesses.  More information about potential factors that could affect GSI Commerce can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by GSI Commerce with the SEC. GSI Commerce expressly disclaims any intent or obligation to update these forward-looking statements.

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